TRACTOR SUPPLY COMPANY PROVIDES
FOURTH QUARTER BUSINESS UPDATE

Brentwood, Tennessee, January 5, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the fourth quarter ended December 30, 2006.

Fourth quarter sales were weaker than expected primarily due to unseasonably warm weather in the northern regions of the country, which resulted in decreased demand for winter related merchandise and lower store traffic. As such, the Company experienced softer than expected sales in merchandise categories related to cold weather conditions, including insulated outerwear, snow removal, heating, and related wood burning and cutting products.

Despite the adverse weather impact, the Company continued its solid sales performance in the livestock and pet categories as well as clothing, excluding insulated outerwear. Non-weather related, seasonal merchandise, including toys and holiday gifts, also performed well throughout the quarter.

As a result, the Company now anticipates sales for the full fiscal year to be approximately $2,369.6 million. Same-store sales for the quarter and full year were approximately 0.5% and 1.6%, respectively. The Company anticipates net income for the full year to be approximately $90.0 to $91.0 million, or $2.20 to $2.22 per diluted share. This compares to the Company’s previous full year expectations for sales of between $2,370 and $2,390 million and earnings per diluted share in the range of $2.29 to $2.30.

Jim Wright, President and Chief Executive Officer, stated, “Unfortunately, the unusually warm weather across our northern regions impeded the normal demand for winter items and decreased store traffic in these regions. That said, we recognized the top line softness early on and took the appropriate actions to maximize our productivity on a lower sales base. Specifically, we were very deliberate with our promotional pricing during the quarter to ensure we struck the right balance between driving sales and protecting margins, which enabled us to be comfortable with seasonal inventory levels going into the first quarter.”

Mr. Wright concluded, “ Our overall results for the quarter are lower than initially anticipated predominantly due to unseasonable weather conditions. We are pleased with our sales of core merchandise and holiday-specific products, as well as our results in those stores not impacted by the warm weather conditions. Our strategic goals and initiatives are still on track and we are confident that we are well positioned to drive long-term growth and maximize shareholder value.”

The Company plans to release its full fourth quarter results after the market close on Wednesday January 31, 2007.

At December 30, 2006, Tractor Supply Company operated 676 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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